                                                                   EXHIBIT 10.30

                     AMENDMENT NO. 2 TO MANAGEMENT AGREEMENT

       This Amendment No. 2 (the "AMENDMENT") to that certain Management Agreement (the "AGREEMENT") dated as of March 30, 1998, as amended, by and between Walter S. Berman (the "EXECUTIVE") and Global Vacation Group, Inc., a New York corporation (the "COMPANY"), is entered into as of March 16, 1999.

                                   WITNESSETH:

       WHEREAS, Thayer Equity Investors III, L.P., a Delaware limited partnership ("THAYER"), is a third party beneficiary to Sections 2, 3, and 4 of the Agreement and thus is a required signatory of this Amendment.

       WHEREAS, the Executive and the Compensation Committee of the Company's Board of Directors have agreed to vest a portion of the shares acquired by Executive pursuant to the Agreement (the "EXECUTIVE SHARES").

       WHEREAS, the vesting of such Executive Shares by the Company will result in a substantial income tax burden to the Executive.

       WHEREAS, the Company has agreed to offer to provide a loan to the Executive (the "EXECUTIVE LOAN") to pay such income tax upon the terms and conditions set forth in this Amendment.

       WHEREAS, the Company, Thayer and the Executive desire to modify the Agreement and to enter into an amendment to provide for the vesting of certain Executive Shares and the terms and conditions of the Executive Loan offered to such Executive.

       NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree to amend the Agreement as follows:

       1. AMENDMENT TO SECTION 2(a). Section 2(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

          "(e) Except as otherwise provided in Section 2(d) below, 7,407 shares (prior to any split, combination or other adjustment after March 30, 1998) or 67% of the Vesting Stock issued pursuant to Section 1(a) above (the "TIME VESTING SHARES") shall become vested in accordance with the following schedule, if as of each such date the Executive is still employed by the Company or any of its Affiliates:

                                                       Cumulative Percentage of Time
                     Date                              Vesting Shares to be Vested
                     ----                              ---------------------------
Closing of the Recapitalization                                  20%
March 16, 1999                                                  100%


No Time Vesting Shares may be Transferred by the Executive except in accordance with the following schedule:

                                                       Cumulative Percentage of Time
                        Date                           Vesting  Shares Permitted to be Transferred
                        ----                           -------------------------------------------
Closing of the Recapitalization                                          20%
1st Anniversary of Closing
 of the Recapitalization                                                 40%
2nd Anniversary of Closing
 of the Recapitalization                                                 60%
3rd Anniversary of Closing
 of the Recapitalization                                                 80%
4th Anniversary of Closing
 of the Recapitalization                                                100%

Notwithstanding the foregoing sentence, in the event that Executive's employment with the Company is terminated by the Company for Cause or by the Executive without Good Reason, than the Time Vesting Shares not then permitted to be Transferred under the foregoing schedule as of the date of such termination may not be Transferred by the Executive until April 1, 2005 (except upon a Sale of the Company). All Time Vesting Shares may be Transferred by an Executive (subject to applicable securities laws) in the event that (i) Executive has been terminated by the Company without Cause or Performance Cause; (ii) Executive has terminated his employment with the Company for Good Reason; (iii) Executive dies or is "disabled" (as such term is defined in Section 7(c) hereof); or (iv) a Sale of the Company occurs. All Time Vesting Shares shall be pledged to the Company as collateral for that certain Executive Loan (as defined in Section 13 below)."

       2. AMENDMENT TO SECTION 2(b). Section 2(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

          "(f)

                   (i) Except as otherwise provided in Section 2(d) below, 37,637 shares of the Vesting Stock (after all splits, combinations or other adjustments made after March 30, 1998 through the date hereof) issued pursuant to Section 1(a) above (the "PERFORMANCE VESTING SHARES") shall become vested in accordance with the following schedule if the Investor shall have earned or deemed to have earned the Return set forth below as of the date of determination:

                                                            Cumulative Percentage
                                                            of Performance
Return                                                      Vesting Shares "Vested"
------                                                      -----------------------
 30%                                                                  50%
 31%                                                                  55%
 32%                                                                  60%
 33%                                                                  65%
 34%                                                                  70%
 35%                                                                  75%
 36%                                                                  80%
 37%                                                                  85%
 38%                                                                  90%
 39%                                                                  95%
 40% or more                                                         100%

In addition to the other times set forth in this Agreement in which the Return will be calculated, the Return will also be calculated for purposes of determining vesting under this Section 2(b)(i) upon the following circumstances:
(i) if the Investor has sold or transferred more than 50% of its highest total ownership interest in the Company to any non-Affiliate of the Investor; (ii) if Executive has been terminated by the Company without Cause or Performance Cause;
(iii) if Executive terminates his employment for Good Reason; or (iv) if Executive has been terminated because of disability or death. Notwithstanding anything in this Agreement to the contrary, all Performance Vesting Shares then outstanding will become Vested Shares on April 1, 2005.

                   (ii) Except as otherwise provided in Section 2(d) below, 7,551 shares (after all splits, combinations or other adjustments made after March 30, 1998 through the date hereof) of the Vesting Stock issued pursuant to
Section 1(a) above (the "NON-PERFORMANCE VESTING SHARES") shall become vested on March 16, 1999. No Non-Performance Vesting Shares may be Transferred by the Executive prior to March 16, 2003; provided, however, that if Executive's employment with the Company terminates on or prior to July 27, 2000, then no Non-Performance Vesting Shares may be Transferred by the Executive until on or after April 1, 2005. Notwithstanding the foregoing sentence, all Non-Performance Vesting Shares may be Transferred by an Executive or his estate (subject to applicable securities laws) in the event that (i) Executive's employment with the Company has been terminated because of disability or death or (ii) a Sale of the Company occurs. All Non-Performance Shares shall be pledged to the Company as collateral for that certain Executive Loan (as defined in Section 13 below)."

       3. AMENDMENT TO SECTION 7(c)(ii)(B). Section 7(c)(ii)(B) of the Agreement is hereby added to add the following new sentence at the end of such Section:

          "Notwithstanding the foregoing, Executive agrees that if he resigns from employment with the Company without Good Reason (i) at any time prior to the first anniversary of the date of this Amendment, then Executive shall be liable for liquidated damages to the Company in an amount equal to three (3) times the Executive's then current Annual Base Salary; (ii) at any time after the first anniversary of the date of this Amendment but prior to the end of the initial Service Term, then Executive shall be liable for liquidated damages to the Company in an amount equal to two (2) times his then current Annual Base Salary; and

(iii) during the first year of any renewal of the Service Term, then Executive shall be liable for liquidated damages to the Company in an amount equal to his then current Annual Base Salary."

       4. NEW SECTION 13. A new Section 13 of the Agreement is hereby added to read in its entirety as follows:

          "13. Executive Loan.

               (a) Upon the vesting in full of the Time Vesting Shares and the Performance Vesting Shares on March 16, 1999, the Executive shall have the right to request, at Executive's option at any time prior to the earlier of (i) May 1, 2000 or (ii) the date of the termination of Executive's employment with the Company, a loan from the Company in an aggregate amount equal to $_____ (the "Executive Loan"). The Executive Loan may be made in one loan or installments from time to time in an amount(s) equal to the aggregate incremental federal income taxes paid by the Executive as a result of the vesting in full of certain Vesting Shares on March 16, 1999. The Company and Executive shall mutually agree upon the incremental federal income taxes to be paid by the Executive in consultation with their respective tax advisors. The Executive Loan shall be evidenced by a promissory note in the form attached hereto as Annex A.

               (b) The Executive Loan shall bear interest at the rate of 6% per annum and interest will be due and payable semi-annually on each six month anniversary of the date of the Note. All principal, together with accrued but unpaid interest, on the Executive Loan will be due and payable in full on the earlier of (i) ten days after the date that Executive's employment with the Company ceases or (ii) March 16, 2003. In addition, the Executive Loan shall be prepaid in whole or in part with any after-tax proceeds received by the Executive from the sale of any shares of the Company's common stock by Executive (including upon a Sale of the Company).

               (c) Notwithstanding the foregoing, in the event that Executive remains employed by the Company on March 16, 2000, then 10.56% of the maximum principal amount of the Executive Loan ever outstanding (as adjusted downward for any reduction in actual incremental federal income taxes paid by the Executive pursuant to Section 13(a) above) (the "Loan Amount"), shall be forgiven and extinguished, and an additional 10.56% of the Loan Amount shall be forgiven and extinguished on each of the second, third and fourth anniversaries of March 16, 1999 to the extent that Executive remains employed by the Company on such anniversary dates. In addition, all interest on the Executive Loan shall be forgiven on March 16, 2003 to the extent that the Company has achieved aggregate net income (after income taxes) equal to or greater than $69 million for the four year period beginning January 1, 1999 and ending December 31, 2002; provided, however, that in the event that the aggregate net income (after income taxes) of the Company during such time period is greater than $60 million (but less than $69 million), then a portion of such interest shall be forgiven and extinguished on a pro rata basis beginning with 0% forgiven at $60 million in net income with interest forgiven proportionally above such amount until 100% of such interest is forgiven at $69 million in net income (for example, if $64.5 million in aggregate net income is achieved, then 50% of such interest shall be forgiven). In the event that the conditions to forgiveness of interest described in the foregoing sentence have been achieved, all interest previously paid by the Executive to the Company prior to March 16, 2003 shall, as of such date, be applied to reduce the then outstanding principal balance of the Executive Loan.

               (d) In the event of a Sale of the Company prior to April 16, 2003 in which the fair value of the consideration paid to the stockholders of the Company as determined by the Board in good faith would result in a 30% annualized return to the stockholders of the Company as of March 16, 1999 (based on a stock price of $8.4375 as of such date), then all interest on the Executive Loan shall be forgiven and all interest previously paid by the Executive to the Company prior to the Sale of the Company shall, as of such date, be applied to reduce the then outstanding principal balance of the Executive Loan."

5. LIMITED AMENDMENTS. Except as expressly set forth herein, the Agreement shall continue to be, and shall remain, in full force and effect. The amendments set forth in herein shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or
(ii) prejudice any other right or rights which the parties may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

6. EFFECT OF THE AMENDMENT. All references to the Agreement in the Agreement or any related document shall mean the Agreement as amended by this Amendment. Except as specifically amended above, the Agreement shall remain in full force and effect, and is hereby ratified and confirmed.

7 DESCRIPTIVE HEADINGS. The descriptive headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

8. COUNTERPARTS. This Amendment may be executed and delivered in counterparts, each of which shall constitute an original, and all of which together shall constitute one Amendment.

9. FACSIMILE TRANSMISSION. Signatures sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof by such signatory party.

       IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                   EXECUTIVE:

                                   By:     /s/ WALTER S. BERMAN
                                           ------------------------------------
                                               Walter S. Berman

                                   GLOBAL VACATION GROUP, INC.

                                   By:             /s/ ROGER BALLOU
                                                   ----------------------------
                                           Name:   Roger Ballou
                                                -------------------------------
                                           Title:  Chairman and Chief Executive
                                                     Officer
                                                 ------------------------------

                                   THAYER EQUITY INVESTORS III, L.P.

                                   By:             /s/ CARL J. RICKERTSON
                                                   ----------------------------
                                           Name:       Carl J. Rickertson
                                                -------------------------------
                                           Title:      Member
                                                 ------------------------------